EXHIBIT 99.1

Vision-Sciences Announces Carlos Babini Joins as Executive Vice President of Global Sales and Marketing

ORANGEBURG, N.Y., April 19, 2007 (PRIME NEWSWIRE) -- Vision-Sciences, Inc. (Nasdaq:VSCI) ("Vision-Sciences" or the "Company") announced today that Mr. Carlos Babini has joined the Company as its Executive Vice President of Global Sales and Marketing and as a new officer of the Company. In this capacity, Carlos will be responsible for the Company's entire domestic and international sales and marketing activities.

Carlos comes to us with over 30 years of sales, marketing, and P&L management experience, mainly in the fields of medical device and various facets of surgery and endolumenal procedures. From 2003 until recently, Mr. Babini held the position of President, International, Executive Vice President and Chief Sales and Marketing Officer at Curon Medical Inc., a public start-up medical device company. Curon provided capital equipment and disposables, delivering RF energy to tissue, treating patients with GI disorders, such as GERD and bowel incontinence. Between 1999 and 2003, Carlos held the position of COO at Infomedix Communication, and was the co-founder of the company Shape International. From 1979 through 1999, Mr. Babini held various executive and managerial sales and marketing positions at US Surgical. During his tenure at US Surgical, Carlos consistently distinguished himself as sales representative, regional and divisional sales manager and as a product manager, where he invented and patented the skin stapler remover. Carlos held the position of marketing director, senior director of key marketing programs, where he developed and implemented marketing strategies, including the training of over 45,000 surgeons globally, in minimal invasive surgery on US Surgical laparoscopic, thoracoscopic and Gynecologic MIS devices. As an area business director, Carlos managed over $200 million of US Surgical's Stapling and Sutures business. Between 1997 and 1999 Carlos was the General Manager and Vice President of Advanced Technology of US Surgical's Cardiovascular division, where he spearheaded the introduction of their beating heart surgery technology to the market, and later of the Oncology, Urology and Breast Care division

Ron Hadani, President and CEO of Vision-Sciences, stated: "We are very pleased to have Carlos Babini join our executive management team. As a 30-year veteran of the medical device industry, Mr. Babini brings a wealth of experience in sales, marketing and P&L management, in both the U.S. and the overseas markets. I have worked with Carlos at US Surgical and have great appreciation for his experience and proven capabilities. I look forward to working with him again, as he will be an excellent addition to our management team."

Vision-Sciences, Inc. develops, manufactures and markets unique flexible endoscopic products for the urology, gastroenterology and the ENT markets, utilizing sterile disposable sheaths, the Slide-On(r) EndoSheath(r) System, which enables physicians to perform diagnostic and therapeutic procedures without the need for specialized endoscopes. This technology provides quick and efficient product turnover, and ensures the patient a contaminant-free product. Information about Vision-Sciences products is available at www.EndoSheath.com , and company information is available at www.visionsciences.com.

Except for the historical information herein, the matters discussed in this news release include forward-looking statements for the purposes of the safe harbor protections under The Private Securities Litigation Reform Act of 1995. Future results may vary significantly based on a number of factors including, but not limited to, the availability of capital resources, risks in market acceptance of new products and services and continuing demand for same, the impact of competitive products and pricing, seasonality, changing economic conditions and other risk factors detailed in our most recent annual report and other filings with the SEC. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

CONTACT: Vision-Sciences, Inc.
         Mr. Yoav M. Cohen, CFO
         (845) 365-0600 x3010
         ycohen@visionsciences.com